Exhibit 99.1
For further information contact:
Michael R. Garone, Interim CEO and CFO
973.532.8005 or mgarone@emisphere.com
EMISPHERE TECHNOLOGIES, INC. ANNOUNCES
FINANCIAL RESULTS FOR THIRD QUARTER 2011
Conference Call/Webcast to be Held Tuesday, November 8, 2011 at 10:00 AM ET
CEDAR KNOLLS, NJ, November 8, 2011 — Emisphere Technologies, Inc. (OTC QB: EMIS) announced its financial results for the third quarter 2011. The Company will host a conference call this morning at 10:00 AM ET to discuss these results.
The live webcast of the conference call can be accessed through the company’s web site at: www.emisphere.com. The live conference call dial-in number is: 1-888-481-2845 (United States and Canada) or 1-719-457-2604 (International). In addition, an archive of the webcast can be accessed through the same link and an audio replay of the call will be available beginning at 1:00 PM ET on November 8, 2011 through midnight on November 29, 2011 by calling 1-888-203-1112 (United States and Canada) or 1-719-457-0820 (International). The conference replay PIN is 4655700.
THIRD QUARTER FINANCIAL RESULTS
For the three months ended September 30, 2011, Emisphere reported net loss of $17.6 million, or $0.29 per basic and diluted share, compared to net income of $10.1 million (restated), or $0.21 per basic and $0.20 per diluted share for the same period last year.
The operating loss for the three months ended September 30, 2011 was $1.5 million, compared to an operating loss of $3.9 million in the same period last year.
Total operating expenses for the three months ended September 30, 2011 were $1.5 million, compared to $3.9 million for the same period last year. Total operating expenses include research and development costs of $0.4 million and general and administrative expenses of $1.0 million, compared to $0.7 million and $2.5 million, respectively, for the same period last year.
Other expense for the three months ended September 30, 2011 was $16.0 million, compared to other income of $14.0 million (restated), for the same period last year, a decrease of $30.0 million, due primarily to a $29.2 million charge from the change in fair value of derivative instruments arising from the increase in the price of the Company’s stock, proceeds from the sale of patents of $0.5 million in 2010; and a $0.3 million net increase in interest expense net of other income.
YEAR TO DATE FINANCIAL RESULTS
For the nine months ended September 30, 2011, Emisphere reported net loss of $4.8 million, or $0.09 per basic and diluted share, compared to a net loss of $38.8 million (restated), or $0.87 per basic and diluted share for the nine months ended September 30, 2010.
Total operating expenses for the nine months ended September 30, 2011 were $5.8 million, a decrease of approximately $4.2 million, or 42% compared to $10.1 million for the same period last year. Total operating expenses include research and development costs of $1.5 million and general and administrative expenses of $4.1 million, compared to $2.0 million and $7.0 million respectively, for the same period last year.
Other income for the nine months ended September 30, 2011 was $1.0 million, compared to other expense of $28.8 million (restated) for the same period last year, an increase of $29.8 million, due primarily to the $17.0 million one-time charge for loss on extinguishment of debt in 2010; a $13.1 million gain from the change in fair value of derivative instruments arising from the decrease in the price of the Company’s stock during 2011, and financing fees of $1.9 million in connection with the settlement in June 2010 of a promissory note issued to our collaboration partner Novartis Pharma AG (“Novartis”), offset by a $2.2 million net increase in interest expense and other income in 2011.
LIQUIDITY
Cash and cash equivalents held as of September 30, 2011 were $4.7 million, compared to $5.3 million at December 31, 2010.
On July 6, 2011, the Company closed on a private placement transaction with various institutional investors and also on a private placement transaction with MHR Fund Management LLC and certain of its affiliated investment funds. The Company raised approximately $7.25 million net of expenses in connection with these transactions.
The Company estimates its annual cash burn rate to support continuing operations without implementing additional cost reductions is approximately $7 million per year. Consequently, the Company anticipates that its existing capital resources, without implementing cost reductions, raising additional capital, or obtaining substantial cash inflows, will enable us to continue operations through approximately May 2012, or earlier if unforeseen events arise that negatively affect our liquidity. Management continues to monitor financing alternatives potentially available to the Company, but there are no assurances that such financing can be obtained on favorable terms or at all. Please refer to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 for additional information.
PRODUCT DEVELOPMENTS
Emisphere’s pipeline includes a broad range of product candidates in different stages of development.
•	Under a co-development collaboration with Nordic Bioscience A/S, Novartis is using our Eligen® drug delivery technology in combination with salmon calcitonin to treat osteoarthritis and osteoporosis. Their most advanced program utilizing the Company’s Eligen® Technology is testing an oral formulation of calcitonin to treat osteoarthritis and osteoporosis. For osteoarthritis, Novartis completed two Phase III trials. Novartis is also conducting a Phase III clinical study for osteoporosis. Novartis recently informed Emisphere that its Phase III study of oral calcitonin in osteoporosis has been completed and first interpretable results are expected in the fourth quarter of 2011.

•	Novo Nordisk A/S (“Novo Nordisk”) is using Emisphere’s Eligen® Technology to develop and commercialize oral formulations of Novo Nordisk’s insulins and GLP-1 receptor agonists, with a potential GLP-1 drug currently in a Phase I clinical trial.

•	The Company is developing an oral formulation of Eligen® B12 (1000 mcg) for use by B12 deficient individuals. On August 5, 2011 we received notice from the U. S. Patent Office that the U.S. patent application directed to the oral Eligen® B12 formulation was allowed. This new patent provides intellectual property protection for Eligen® B12 in the

U.S. through approximately 2029. Currently, we are evaluating the results of our clinical trials and market research and exploring alternative development and commercialization options with the purpose of maximizing the commercial and health benefits potential of our Eligen® B12 asset.
The Company is continuing with a number of pre-clinical programs in collaboration with other companies, as well as projects on its own, using the Eligen® Technology to improve the oral absorption of selected molecules.
About Emisphere Technologies, Inc.
Emisphere is a biopharmaceutical company that focuses on a unique and improved delivery of pharmaceutical compounds, medical foods and dietary supplements using its Eligen® Technology. These molecules and compounds could be currently available or in development. Such molecules are usually delivered by injection; in many cases, their benefits are limited due to poor bioavailability, slow on-set of action or variable absorption. The Eligen® Technology can be applied to the oral route of administration as well other delivery pathways, such as buccal, rectal, inhalation, intra-vaginal or transdermal. The company’s website is: www.emisphere.com.
Safe Harbor Statement Regarding Forward-looking Statements
The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates, the sufficiency of Emisphere’s cash and other capital resources and its ability to obtain additional financing to meet its capital needs) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (file no. 000-17758) filed on March 31, 2011, Emisphere’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 10, 2011, Emisphere’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 filed on August 9, 2011, and Emisphere’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.
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EMISPHERE TECHNOLOGIES, INC.
CONDENSED STATEMENT OF OPERATIONS
For the three and nine months ended September 30, 2011 and 2010
(in thousands, except share and per share data)
(unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2011	2010 Restated	2011	2010 Restated
Net Sales	$—	$4	$—	$55

Costs and expenses:
Research and development	424	690	1,516	1,984
General and administrative	1,037	2,516	4,080	6,979
Restructuring costs	—	—	—	50
Gain on disposal of fixed assets	—	—	—	(1)
Expense from settlement of lawsuit	—	58	—	278
Contract termination expense	—	542	—	542
Depreciation and amortization	70	73	210	223

Total costs and expenses	1,531	3,879	5,806	10,055

Operating loss	(1,531)	(3,875)	(5,806)	(10,000)

Other non-operating income (expense):
Other income	4	2	73	7
Sale of patent	—	500	—	500
Change in fair value of derivative instruments
Related party	(9,700)	11,766	6,345	(3,562)
Other	(4,931)	2,831	(1,270)	(4,440)
Interest expense
Related party	(1,448)	(1,138)	(4,090)	(1,997)
Other	—	(4)	(16)	(386)
Loss on extinguishment of debt	—	—	—	(17,014)
Financing fees	—	—	—	(1,858)

Total other non-operating income (expense)	(16,075)	13,957	1,042	(28,750)

Net income (loss)	$(17,606)	$10,082	$(4,764)	$(38,750)

Net income (loss) per share, basic	$(0.29)	$0.21	$(0.09)	$(0.87)
Net income (loss) per share, diluted	$(0.29)	$0.20	$(0.09)	$(0.87)
Weighted average shares outstanding, basic	60,122,747	47,401,395	54,811,423	44,291,889
Weighted average shares outstanding, diluted	60,122,747	50,922,881	54,811,423	44,291,889

EMISPHERE TECHNOLOGIES, INC.
CONDENSED BALANCE SHEETS
September 30, 2011 and December 31, 2010
(in thousands, except share and per share data)

	September 30,	December 31,
	2011	2010
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$4,729	$5,326
Accounts receivable, net	35	14
Inventories	258	260
Prepaid expenses and other current assets	483	496

Total current assets	5,505	6,096
Equipment and leasehold improvements, net	51	82
Purchased technology, net	658	838
Restricted cash	260	260

Total assets	$6,474	$7,276

Liabilities and Stockholders’ Deficit:
Current liabilities
Accounts payable and accrued expenses	$981	$2,954
Notes payable related party, including accrued interest and net of related discount	24,475	—
Derivative instruments:
Related party	24,981	17,293
Others	8,839	5,647
Contract termination liability, current	—	435
Restructuring accrual, current	—	300
Other current liabilities	41	35

Total current liabilities	59,317	26,664
Notes payable, including accrued interest and net of related discount, related party	—	20,385
Deferred revenue	31,578	31,535
Derivative instrument related party	—	11,166
Deferred lease liability and other liabilities	16	46

Total liabilities	90,911	89,796

Stockholders’ deficit:
Preferred stock, $.01 par value; authorized 1,000,000 shares; none issued and outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued 60,977,210 shares (60,687,478 outstanding) as of September 30, 2011 and issued 52,178,834 shares (51,889,102 outstanding) as December 31, 2010	610	522
Additional paid-in-capital	404,613	401,853
Accumulated deficit	(485,708)	(480,943)
Common stock held in treasury, at cost; 289,732 shares	(3,952)	(3,952)

Total stockholders’ deficit	(84,437)	(82,520)

Total liabilities and stockholders’ deficit	$6,474	$7,276